EXHIBIT 8(r)

                      AMENDMENT TO PARTICIPATION AGREEMENT


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                                                                    Exhibit 8(r)

                                  AMENDMENT TO

                             PARTICIPATION AGREEMENT

         THIS AGREEMENT, made and entered into as of December 2, 2002 (the "Agreement"), by and among Valley Forge Life Insurance Company, a Pennsylvania life insurance company ("Insurer") (on behalf of itself and its Separate Account); CNA Investor Services, Inc., an Illinois corporation ("Contracts Distributor"), the principal underwriter with respect to the Contracts; Alliance Capital Management L.P., a Delaware limited partnership ("Adviser"), the investment adviser of the Fund; and Alliance Fund Distributors, Inc., a Delaware corporation ("Distributor"), the Fund's principal underwriter (collectively, the "Parties"),

                                WITNESSETH THAT:

         WHEREAS the Insurer, the Contracts Distributor, the Distributor and the Adviser have entered into a Participation Agreement, dated as of December 1, 1999, whereby Class B shares of the Premier Growth Portfolio and the Growth and Income Portfolio (the "Portfolios") of Alliance Variable Products Series Fund, Inc. (the "Fund") are made available by Distributor to serve as underlying investment media for variable life and annuity contracts (the "Contracts"), to be offered through Contracts Distributor and other registered broker-dealer firms as agreed to by Insurer and Contracts Distributor; and

         WHEREAS, the Parties now desire to amend the Participation Agreement,

         NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereby amend the Participation Agreement as reflected in the attached revised Section 2.1, such revised section to replace in its entirety Section 2.1 of the Participation Agreement.

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         2.1      Timely Pricing and Orders.
                  --------------------------

          The Adviser or its designated agent will provide closing net asset value, dividend and capital gain information for each Portfolio to Insurer at the close of trading on each day (a "Business Day") on which (a) the New York Stock Exchange is open for regular trading, (b) the Fund calculates the Portfolio's net asset value and (c) Insurer is open for business, The Fund or its designated agent will use its best efforts to provide this information by 6:00 p.m., Eastern time. Insurer will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day's Separate Account Division's unit values. Such Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the following Business Day. Insurer will use its best efforts to place such orders with the Fund by 10:00 a.m., Eastern time,

         In the event that the Fund is unable to meet the 6:00 P.M. time stated herein, it shall provide additional time for the Insurer to place orders for the purchase and redemption of shares. Such additional time shall be equal to the additional time which the Fund takes to make the net asset value available to Insurer. If the Fund provides the Insurer with materially incorrect share net asset value information through no fault of the Insurer, the Insurer on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value, Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Insurer.

         IN WITNESS 'WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

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                                   VALLEY FORGE LIFE INSURANCE COMPANY

                                   By:    /s/ Carol Kuntz
                                       ----------------------------------------
                                   Name:  Carol Kuntz
                                   Title: AVP

                                   CAN INVESTOR SERVICES, INC.
                                   By:    /s/ Carol Kuntz
                                       ----------------------------------------
                                   Name:  Carol Kuntz
                                   Title: President

                                   ALLIANCE CAPITAL MANAGEMENT LP
                                   By:Alliance Capital Management Corporation
                                   Its General Partner

                                   By:   Edmund P. Bergan, Jr.
                                       ----------------------------------------
                                   Name: Edmund P. Bergan, Jr.
                                   Title: Vice President

                                   ALLIANCE FUND DISTRIBUTORS, INC.

                                   By:    /s/ Richard A. Winge
                                       -----------------------------------------
                                   Name:  Richard A. Winge
                                   Title: Managing Director and
                                          Senior Vice President